UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2008

Distributed Energy Systems Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50453	20-0177690
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

10 Technology Drive, Wallingford, Connecticut	06492
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 678-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the registrant’s previously reported and ongoing bankruptcy proceedings, on July 16, 2008, the registrant held an auction for the sale of certain assets of its Northern Power Systems, Inc. subsidiary, or Northern Power. As a result of the auction, on July 17, 2008 the registrant entered into an Asset Purchase Agreement with CB Wind Acquisition Corp., pursuant to which CB Wind Acquisition Corp. will purchase substantially all of the assets of Northern Power. The purchase price for Northern Power’s assets under the agreement is $12,900,000, subject to a holdback amount of $600,000 to cover potential obligations of the registrant and Northern Power as set forth in the Asset Purchase Agreement. From the proceeds of the sale, the registrant will be required to pay a breakup fee of $315,000 to NEA Acquisition Corp., the original or “stalking horse” bidder in the auction. The sale of the assets of Northern Power to CB Wind Acquisition Corp. was approved by the bankruptcy court on July 18, 2008.

The Asset Purchase Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the full agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Asset Purchase Agreement by and between the registrant, Northern Power Systems, Inc. and CB Wind Acquisition Corp., dated as of July 17, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISTRIBUTED ENERGY SYSTEMS CORP.

Date: July 22, 2008	By:	/s/ Peter J. Tallian
Peter J. Tallian, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Asset Purchase Agreement by and between the registrant, Northern Power Systems, Inc. and CB Wind Acquisition Corp., dated as of July 17, 2008.